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                                                         Exhibit 99 (h) (ii) (i)



                                     AMENDED
                                    SCHEDULE
                         TO THE ADMINISTRATION AGREEMENT
                            DATED AS OF MARCH 1, 2001
                                     BETWEEN
                              THE HUNTINGTON FUNDS
                                       AND
                          THE HUNTINGTON NATIONAL BANK


Funds: This Agreement shall apply to all Funds of the Trust, either now in the future created. The following is a listing of the current portfolios of the Trust: Money Market Fund, Ohio Municipal Money Market Fund, U.S. Treasury Money Market Fund, Growth Fund, Income Equity Fund, Mortgage Securities Fund, Ohio Tax-Free Fund, Michigan Tax-Free Fund, Fixed Income Securities Fund, Intermediate Government Income Fund, Short/Intermediate Fixed Income Securities Fund, Florida Tax-Free Money Fund, Dividend Capture Fund, International Equity Fund, Mid Corp America Fund, and New Economy Fund (collectively, the "Funds").

Fees: Pursuant to Article 4, Section A, the Trust shall pay the Administrator compensation for services rendered to the Funds at an annual rate, which is calculated daily and paid monthly, at a maximum administrative fee equal to 0.11% of each Fund's average daily net assets plus a maximum accounting fee equal to 0.03% of each Fund's average daily net assets.

Term: Pursuant to Article 10, the term of this Agreement shall commence on December 20, 1999 and shall remain in effect through December 20, 2004 ("Initial Term"). This Agreement shall continue in effect for successive periods of one year after the Initial Term, unless terminated by either party, with or without cause, on not less than 60 days prior written notice to the other party. In the event of a material breach of this Agreement by either party, the non-breaching party shall notify the breaching party in writing of such breach and upon receipt of such notice, the breaching party shall have 45 days to remedy the breach or the non-breaching party may immediately terminate this Agreement.

      In addition, the Trust may terminate this Agreement immediately upon:

      (i) the issuance of a final judgment by a court of competent jurisdiction or of a final order by the Securities and Exchange Commission, which judgment or order holds that the Administrator has committed a felony or a misdemeanor involving the purchase or sale of any security, or arising out of its conduct as an administrator, a distributor, or an affiliate of an investment company;


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      (ii)  the dissolution or liquidation of the Administrator or other cessation of its business other than a reorganization or recapitalization of the Administrator as an ongoing business; or

      (iii) [a] the authorization of commencement of a voluntary case regarding the Administrator under Title 11 of the United States Code, as from time to time amended, or any other applicable law of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; [b] consent to or acquiescence in any involuntary case under such Title 11 or other such law; or [c] the commencement of any involuntary case under such Title 11 or other such law, which case is not dismissed within 30 days after the filing thereof.

                                                HUNTINGTON FUNDS

                                                By: /s/ Timothy D. Barto
                                                  ------------------------------

                                                Title: Vice President
                                                     ---------------------------

                                                THE HUNTINGTON NATIONAL BANK

                                                By: /s/ B.R. Bateman
                                                   -----------------------------

                                                Title: Senior Vice President
                                                     ---------------------------

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